Exhibit 99.1

                                   Contact: Mark Murphy, Chief Executive Officer
                                            (714) 241-4411

                                            Brett Maas, Investor Relations
                                            Hayden Communications, Inc.
                                            (646) 536-7331
For Immediate Release

       PRO-DEX, INC. ANNOUNCES FIRST QUARTER FISCAL 2007 FINANCIAL RESULTS

                   Sales increase 39% for the quarter; Company
           reports $0.03 EPS Backlog as of 9/30/06 of $9.1 million vs.
              $7.6 million at 9/30/05 and $11.7 million at 6/30/06

         SANTA ANA, CA, November 14, 2006 - PRO-DEX, INC. (NASDAQ: PDEX) a developer and manufacturer of embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, which enables speed-to-market for customers who serve the medical, dental, factory automation, scientific research, aerospace and military markets, today announced financial results for the first quarter ending September 30, 2006.

         Consolidated net sales for the first quarter were $5.2 million, an increase of 39 percent compared to the first quarter of fiscal 2006. Net income for the first quarter was $242,000, or $0.03 per basic and $0.02 per diluted share, compared to net income of $262,000, or $0.03 per basic and diluted share for the first quarter last year. In calculating earnings per share, the Company utilized 9.8 million fully diluted shares for the fiscal 2007 first quarter and
10.0 million diluted shares for the 2006 fiscal first quarter.

         Mark P. Murphy, the Company's President and Chief Executive Officer, commented, "We are pleased to announce another quarter with revenues north of $5 million as we align the organization to realize the Company's earnings potential and continue to improve the reliability of our products through enhanced designs and a focus on quality. We are very excited to announce the addition of Mr. Joe Rotino as the Company's new Vice President of Quality Management and Regulatory Affairs. Joe brings over 20 years of experience in medical and dental device manufacturing, having worked for Kendall McGaw Labs, Baxter Healthcare, and Sybron Dental. He holds a BA in Mathematics and a Masters in Quality Assurance. In addition to his technical strengths, Joe's collaborative and energetic leadership style will most certainly bring us to the next level of quality focus we require."

         Gross profit for the first quarter was $2.0 million, or 38 percent of sales, compared with gross profit of $1.7 million, or 45 percent of sales in the first quarter last year and compared sequentially with $1.7 million, or 32 percent of sales in the fourth quarter of fiscal year 2006. Approximately 5 percent of the difference in gross profit margin compared to the prior-year first quarter is due to lower margins associated with the Astromec products that have margins in the 20-30 percent range. The remaining 2 percent of the reduction was due to other factors.

         Operating expenses increased by 21 percent to $1.6 million compared to $1.3 million in the first quarter of last year. Compared to last quarter, operating expenses increased $86 thousand. The increase over the first quarter of last year is associated with higher product development and increased sales and marketing costs. Included in operating expenses for the first quarter of fiscal 2007 compared to the first quarter of fiscal 2006 was a 33 percent increase in selling expenses, a 3 percent decrease in general and administrative expenses and a 46 percent increase in research and development expense. The addition of Pro-Dex Astromec added $79,000 to the total consolidated research and development costs and the remainder of the increase was due to approximately $46,000 in higher personnel costs and $76,000 for increased independent research, training and tooling costs.

         Mr. Murphy continued, "The improvement in our gross margins from 32% last quarter to 38% this quarter is a positive sign that we are moving in the right direction, but there is much work ahead of us. As part of our effort to improve our engineering capabilities and strengthen our infrastructure to meet demand, we have invested in independent engineering research, employee training, software tools, and improved equipment. We are also aggressively recruiting engineering talent. We believe that these initiatives will improve our speed-to-market expertise for our customers while maintaining outstanding levels of quality. We completed the quarter with a backlog of $9.1 million compared with a backlog of $11.7 million at June 30 and recorded over $2.5 million in new order bookings. Since September 30, 2006, our backlog has climbed back up to $10.7 million, demonstrating ongoing demand for our products. We continue to believe we are well positioned to succeed, based on strong demand for our services, ongoing profitability, sustained cash generation and a company-wide commitment to seize all opportunities for improvement."

         Pro-Dex completed the first quarter with cash and cash equivalents of $295,000 compared to cash and cash equivalents of $358,000 as of June 30, 2006. The Company generated more than $695,000 in operating cash during the first quarter and reduced its credit line borrowings by $500,000 during that period, leaving $400,000 of its credit line available at the end of the quarter. Total working capital was $6.2 million as of September 30, 2006 compared to $6.1 million on June 30, 2006. Shareholder's equity increased 2 percent to $12.3 million from 12.1 million as of June 30, 2006.

TELECONFERENCE INFORMATION:
---------------------------

         Investors and all others are invited to listen to a conference call discussing the first quarter 2007 results, today at 4:30 p.m. Eastern Time. The call is scheduled to be broadcast live over the Internet on Tuesday, November 14, 2006 at 4:30 p.m. Eastern Time and may be accessed by visiting the Company's website at www.pro-dex.com. Mark Murphy, Chief Executive Officer and Jeff Ritchey, Chief Financial Officer, plan to host the call. If you would like to join the call, dial (866) 323-3543 U.S. and (706) 679-0672 International, conference I.D. 1725571. You may identify the call as the Pro-Dex First Quarter Earnings Call.

         Pro-Dex Inc., with operations in Santa Ana, California, Beaverton, Oregon and Carson City Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate embedded motion control, miniature rotary drive systems and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, scientific research facilities, commercial and military aircraft, and high tech manufacturing operations globally.

         For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

                                 (tables follow)

                         PRO-DEX, INC. and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                            September 30,       June 30,
                                                                                2006              2006
                                                                             (unaudited)        (audited)
                                                                           --------------    --------------
ASSETS
Current assets:
     Cash and cash equivalents                                             $      295,000    $      358,000
     Accounts receivable, net of allowance for doubtful
       accounts of $71,000 at September 30 and $40,000 at June 30               3,415,000         3,841,000
     Inventories, net                                                           4,311,000         3,980,000
     Prepaid expenses                                                             198,000            91,000
     Income tax receivable                                                         86,000           222,000
     Deferred income taxes                                                        766,000           766,000
                                                                           --------------    --------------
         Total current assets                                                   9,071,000         9,258,000
                                                                           --------------    --------------

Property, plant, equipment and leasehold improvements, net                      3,757,000         3,726,000
                                                                           --------------    --------------
Other assets:
     Goodwill                                                                   2,997,000         2,931,000
     Intangibles - Patents, net                                                 1,395,000         1,417,000
     Deferred income taxes                                                        378,000           378,000
     Other                                                                         63,000            44,000
                                                                           --------------    --------------
         Total other assets                                                     4,833,000         4,770,000

                                                                           --------------    --------------
Total assets                                                               $   17,661,000    $   17,754,000
                                                                           ==============    ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Credit Line                                                           $      400,000    $      900,000
     Accounts payable                                                           1,259,000           952,000
     Accrued expenses                                                             871,000           971,000
     Current portion of term note                                                 250,000           250,000
     Current portion of real estate loan                                           27,000            27,000
     Current portion of "patent" deferred payable                                  71,000            71,000
                                                                           --------------    --------------
        Total current liabilities                                               2,878,000         3,171,000

Long-term liabilities
     Term note                                                                    584,000           646,000
     Real estate loan                                                           1,612,000         1,619,000
     Patent deferred payable                                                      245,000           245,000
                                                                           --------------    --------------
        Total long-term liabilities                                             2,441,000         2,510,000

                                                                           --------------    --------------
Total liabilities                                                               5,319,000         5,681,000
                                                                           --------------    --------------
Commitments and contingencies
Shareholders' equity:
     Common shares; no par value; 50,000,000 shares authorized;
      9,548,992 shares issued and outstanding September 30, 2006,
      9,539,792 shares issued and outstanding June 30, 2006,                   16,094,000        16,066,000
     Accumulated deficit                                                       (3,752,000)       (3,993,000)
                                                                           --------------    --------------

      Total shareholders' equity                                               12,342,000        12,073,000

                                                                           --------------    --------------
     Total liabilities and shareholders' equity                            $   17,661,000    $   17,754,000
                                                                           ==============    ==============

                 See notes to consolidated financial statements.

                         PRO-DEX, INC. and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   Three months ended September 30 (unaudited)

                                                                                2006              2005
                                                                           --------------    --------------
Net sales                                                                  $    5,234,000    $    3,763,000

Cost of sales                                                                   3,253,000         2,072,000
                                                                           --------------    --------------
Gross profit                                                                    1,981,000         1,691,000

Operating expenses:
     Selling                                                                      338,000           255,000
     General and administrative expenses                                          569,000           586,000
     Research and development costs                                               647,000           442,000
                                                                           --------------    --------------
Total operating expenses                                                        1,554,000         1,283,000

                                                                           --------------    --------------
Income from operations                                                            427,000           408,000

Other income (expense):
     Royalty income                                                                 7,000            11,000
     Other income (expense)                                                             -            (6,000)

     Interest income (expense)                                                    (54,000)           22,000
                                                                           --------------    --------------
Total                                                                             (47,000)           27,000
                                                                           --------------    --------------

Income before provision for income taxes                                          380,000           435,000

Provision for income taxes                                                        138,000           173,000
                                                                           --------------    --------------
Net income                                                                 $      242,000    $      262,000

Net Income per share:
     Basic                                                                 $         0.03    $         0.03
                                                                           --------------    --------------
     Diluted                                                               $         0.02    $         0.03
                                                                           --------------    --------------

Weighted average shares outstanding - basic                                     9,540,992         9,452,780
                                                                           --------------    --------------
Weighted average shares outstanding - diluted                                   9,791,882        10,046,745
                                                                           --------------    --------------

                         PRO-DEX, INC. and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Three months ended September 30 (unaudited)


                                                                                2006              2005
                                                                           --------------    --------------
Cash Flows from Operating Activities:
Net Income                                                                 $      242,000    $      262,000
     Adjustments to reconcile net income to net cash
      provided by in operating activities:
          Depreciation and amortization                                           114,000           105,000
          Bad debt expense                                                         31,000            20,000
          Vested option expense                                                    26,000                 -
          Reserve for obsolete inventory                                           90,000            71,000
          Deferred taxes                                                                -           (67,000)
            Changes in:
                  Decrease in accounts receivable                                 395,000           609,000
                  (Increase) in inventories                                      (421,000)         (242,000)
                  (Increase) in prepaid expenses                                 (107,000)         (173,000)
                  (Increase) in other assets                                      (19,000)           (2,000)
                  Increase (decrease) in accounts payable
                   and accrued expenses                                           205,000          (408,000)
                  Decrease in income taxes receivable                             135,000           183,000
                                                                           --------------    --------------
Net Cash provided by Operating Activities                                         691,000           358,000
                                                                           --------------    --------------

Cash Flows From Investing Activities:
     Additions to Astromec acquisition cost                                       (66,000)                -
     Additions to Intangible assets - Patents related to Intraflow                 (2,000)                -
     Purchases of equipment and leasehold improvements                           (120,000)          (55,000)
                                                                           --------------    --------------

Net Cash (used in) Investing Activities                                          (188,000)          (55,000)
                                                                           --------------    --------------

Cash Flows from Financing Activities:
     Net (payments) on line of credit                                            (500,000)                -
     Principal (payments) on term note                                            (63,000)
     Principal (payments) on mortgage                                              (6,000)
     Proceeds from option exercise                                                  3,000             6,000
                                                                           --------------    --------------

Net Cash (used in) provided by Financing Activities                              (566,000)            6,000
                                                                           --------------    --------------

Net (Decrease) Increase in Cash and Cash Equivalents                              (63,000)          309,000
Cash and Cash Equivalents, beginning of period                                    358,000         2,584,000
                                                                           --------------    --------------

Cash and Cash Equivalents, end of period                                   $      295,000    $    2,893,000
                                                                           ==============    ==============

                            Supplemental Information

Cash payments for interest                                                 $       70,000    $            -
Cash payments for income taxes                                             $            -    $       55,000